Exhibit 99.1

                                                                                                                                                                            NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:
Media Relations
(817) 415-3300
Media.Relations@RadioShack.com

RadioShack and Target Dissolve Target Mobile Partnership

FORT WORTH, Texas, January 14, 2013— RadioShack Corp. (NYSE: RSH), today announced the end of its relationship with Target, where it helps operate Target Mobile in 1,500 Target stores, effective April 8, 2013.

The RadioShack and Target partnership provided RadioShack access to manage Target’s post-paid mobility business, but RadioShack did not manage the prepaid mobility business or the wider range of accessories offered in Target stores.

Since October 2012, RadioShack had been renegotiating the terms of the relationship with Target to establish an agreement that would be profitable to both companies. At that time, RadioShack executed a termination notice that would allow the company to exit the Target business if an agreement could not be reached.

“In order for RadioShack to have continued this relationship, we needed to establish a new agreement that would be financially appealing to both companies,” said Telvin Jeffries, RadioShack executive vice president, chief human resources officer, and general manager of retail services “Ultimately, we amicably agreed to dissolve the relationship.”

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 34,000 knowledgeable and helpful sales experts globally. RadioShack's retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.